EXHIBIT 11.1

CONSENT

OF

INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Offering Statement on Form 1-A of our report dated June  04,  2024,  with  respect  to  the  consolidated  balance  sheets  of  Med-X   Inc.  as  of December 31, 2023, and 2022, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2023 and 2022 and the related  notes  to  the  consolidated  financial  statements, which  report  appears  in  the  Offering Circular that is a part of this Offering Statement. Our opinion does not cover any subsequent events from the date of our report i.e. June 04, 2024, till the date of this letter that might have an impact on the financial statements and the fact has been disclosed in Footnote 16 – Unaudited Subsequent Events to the financial statements.

SetApart Accountancy Corp

December 18, 2024

Los Angeles, California